Exhibit 23.4
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated November 24, 2010, with respect to the combined statement of revenue and certain expenses for the year ended December 31, 2009 of the Grubb & Ellis Apartment REIT Holdings, L.P. Mission Properties contained in the Registration Statement to be filed on November 24, 2010. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
McLean, Virginia
November 24, 2010